Exhibit 99.1

For Immediate Release

June 22, 2006

Leesport Financial Corp Announces Organizational Plan

Wyomissing, PA:  Leesport Financial Corp. (NASDAQ : FLPB), has announced today a plan that will reduce annual salary and benefit costs by approximately $1.2 million commencing in 2007 and a 2006 savings of approximately $600,000 beginning in July, 2006.

“We, as a senior management team, recognized the need to take a hard look at our organizational structure and efficiencies” stated Robert D. Davis, President and Chief Executive Officer, Leesport Financial Corp. “Through a team process, we identified some positions within our corporate, insurance, investment, banking and mortgage lines of business that we could eliminate through staff reductions,” he added. In total there are fourteen individuals that will receive severance packages, effective June 30, 2006.

“In the latter part of 2005, Leesport Financial embarked on a revenue and process improvement review of the company, led by our senior management team,” stated Davis. “This review was the start of a deliberate effort to accelerate shareholder return and to meet our goal of 10% annual earnings per share growth.”  “These staff reductions are one of various initiatives we are undertaking to achieve our goal of top tier financial performance,” he added.

Severance costs associated with this reorganization will be recognized in the second quarter and will have an after tax cost of approximately $285,000.

Leesport Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments (Securities offered by, and Investment Consultants are registered with, UVEST Financial Services, member NASD/SIPC; UVEST and Madison Financial Advisors LLC are independent entities), wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Philadelphia, Delaware, Bucks, and Lancaster Counties.

Leesport Financial Corp.

Leesport Bank

•                  Madison Bank

•                  Philadelphia Financial Mortgage Company

•                  Madison Equipment Leasing

Leesport Realty Solutions

Madison Financial Advisors LLC

Essick & Barr, LLC

•                  Essick & Barr Insurance

•                  The Boothby Group

•                  Madison Insurance Consultants

Leesport Mortgage LLC

For additional
information, contact:

Edward Barrett
Executive Vice President,
Chief Financial Officer
610-478-9922, ext. 251

After Hours:  610.334.1875

Robert Davis
President and CEO
610-478-9922, ext. 212
After Hours:  610.406.2788

Nasdaq - FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.